Exhibit 5.2

October 13, 2021

Physicians Realty Trust
309 N. Water Street, Suite 500
Milwaukee, Wisconsin 53202

Re: Registration Statement on Form S-3 (File No. 333-236725)

Ladies and Gentlemen:

We have served as Maryland counsel to Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), acting in its capacity as general partner of Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters of Maryland law arising out of the sale and issuance of $500,000,000 aggregate principal amount of the Operating Partnership’s 2.625% Senior Notes due 2031 (the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement and the Prospectus included therein;

2.The Prospectus Supplement, dated October 7, 2021, substantially in the form filed by the Operating Partnership with the Commission pursuant to Rule 424(b) under the 1933 Act;

3.The declaration of trust of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. The Indenture, dated as of March 7, 2017 (the “Base Indenture”), by and among the Issuer, the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Operating Partnership, the Company and the Trustee;

Physicians Realty Trust
October 13, 2021

6. The Global Note, dated as of the date hereof (the “Global Note”), including the Notation of Guarantee included as part of the Global Note (the “Guarantee”), made by the Issuer and payable to each Underwriter, respectively;

7. Resolutions adopted by the Board of Trustees of the Company, and a duly authorized committee thereof, relating to (i) the execution and delivery by the Company of the Indenture and the Guarantee (the “Note Documents”) and (ii) the sale and issuance of the Notes, certified as of the date hereof by an officer of the Company;

8. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Physicians Realty Trust
October 13, 2021

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance of its obligations under the Note Documents have been duly authorized by all necessary trust action on the part of the Company.

3. The issuance of the Notes by the Operating Partnership has been duly authorized by all necessary trust action on the part of the Company, acting in its capacity as general partner of the Operating Partnership.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, and we express no opinion with respect to the actions which may be required for the Operating Partnership to authorize, execute, deliver or perform any document. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company and the Operating Partnership’s Current Report on Form 8-K relating to the issuance of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP